UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 9, 2013

SEALED AIR CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12139	65-0654331
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Riverfront Boulevard Elmwood Park, New Jersey	07407
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 201-791-7600

Not Applicable

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure.

As previously disclosed, W. R. Grace & Co. (“Grace”) and certain other parties are pursuing a plan of reorganization (the “PI Settlement Plan”) that has been confirmed by each of the U.S. Bankruptcy Court and the U.S. District Court for the District of Delaware (respectively, the “Bankruptcy Court” and the “District Court”), but has been subject to appeals by various parties. The United States Court of Appeals for the Third Circuit (the “Third Circuit Court”) has issued opinions and judgments overruling certain objections and appeals to the PI Settlement Plan (the “Overruled Appeals”), and Grace has recently indicated that none of the appealing parties in the Overruled Appeals filed appeals to the United States Supreme Court (the “Supreme Court”) within the applicable deadline for doing so. Nonetheless, the Third Circuit Court has not yet ruled on the appeal filed by certain holders of Grace’s prepetition bank debt (the “Bank Lender Appeal”) and the finality of all appeals bears on the certainty of the Settlement agreement and the PI Settlement Plan protections for which we have negotiated. On December 5, 2013, Grace publicly indicated that it does not expect to emerge from bankruptcy until the Third Circuit Court has ruled on the Bank Lender Appeal, and Grace has also recently indicated that it could not reasonably be expected to emerge from bankruptcy in 2013. We do not know when or how the Third Circuit Court will rule on the Bank Lender Appeal or whether there will be further proceedings with respect to the PI Settlement Plan before the Third Circuit Court or other courts. We do not control the appellate timetable, whether parties will seek to appeal any Third Circuit Court ruling to the Supreme Court, whether the Supreme Court will take up any appeal, or how any ruling on appeal or in any further court proceedings might impact the PI Settlement Plan. We do not know whether or when a final plan of reorganization (whether the PI Settlement Plan or another plan of reorganization) will become effective or whether the final plan will be consistent with the terms of the Settlement agreement.

As a result of the matters discussed above, including the ongoing Third Circuit Court proceedings, and after considering all available options to preserve the full amount of the net deferred tax asset recorded in connection with the Settlement agreement, the Company will not fund the Settlement agreement in 2013. Therefore, in the fourth quarter of 2013, the Company will record an increase to the valuation allowance on its net deferred tax asset of approximately $50 million, which will result in a corresponding increase of approximately $50 million to our income tax provision (approximately $0.23 per diluted share). The amounts referenced above are preliminary and subject to change due to a variety of factors. The impact to our income tax provision will be treated as a special item and excluded from our core tax rate in our Adjusted Earnings per Share results for 2013 and also will not impact our 2013 full year guidance for Adjusted Earnings Before Taxes Interest Depreciation and Amortization (“Adjusted EBITDA”) and Free Cash Flow (Free Cash Flow represents cash flow from operations less capital expenditures).

For further details of the Company’s Settlement agreement (as defined) and related tax matters, please refer to Note 14, “Commitments and Contingencies” and Management’s Discussion and Analysis of Results of Operations, included in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013, filed with the Securities and Exchange Commission on November 8, 2013.

The information in this Item 7.01 of this Form 8-K is being “furnished” and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as may be expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SEALED AIR CORPORATION

	By:	/s/ Carol P. Lowe
	Name:	Carol P. Lowe
	Title:	Senior Vice President and Chief Financial Officer

Dated: December 9, 2013